Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

DKC Public Relations

Diana Kashan 212 981 5161 / diana_kashan@dkcnews.com

Mike Paluszek 212 981 5190 / michael_paluszek@dkcnews.com

MAIN STREET HUB SIGNS LEASE FOR 1407 BROADWAY

New York, NY, (April 17, 2014) – Main Street Hub, a leading marketing platform that integrates social media, web, mobile and email marketing, has signed a long-term lease at 1407 Broadway, a re-envisioned office building in the now-sought-after Times Square South submarket of New York City.

The 1.1 million-square-foot building, owned by The Lightstone Group in partnership with Lightstone Value Plus REIT, Inc. (LVPR), is undergoing renovations and being repositioned towards the technology, media and creative industries, which are currently experiencing explosive growth and moving north of Chelsea and the Flatiron markets. The transformation includes new retail fronts, lobby, and a canopied entryway to enhance the building’s presence along Broadway.

Main Street Hub signed a lease for 13,700 square feet, taking the building’s entire 26th floor. It will be relocating its New York City office to 1407 Broadway. Headquartered in Austin, TX, Main Street Hub also has offices in San Francisco and Los Angeles.

“Main Street Hub is another great tech tenant for 1407 Broadway,” said Mitchell Hochberg, President of The Lightstone Group. “We are showing the tech community this is an attractive and accommodating location in which they can prosper and grow.”

“Following the signing of Techstars and feeling the ‘creative vibe’ surrounding the building, the tower floors of 1407 Broadway are a perfect home for Main Street Hub,” said Peter Turchin, Executive Vice President of CBRE. Turchin is the exclusive leasing agent for Lightstone along with colleagues Gregg Rothkin, Amanda Bokman, Ben Fastenberg, Ross Zimbalist and Lee Cross. Rob Hill, Brian Hay and Timothy Hay represented Main Street Hub.

“We are very excited to be a part of the thriving tech community in New York City,” said Matt Stuart, Co-CEO of Main Street Hub. “Attracting great talent is one of our key priorities for 2014 as we plan to add more than 100 employees to our New York office alone. This beautiful space in 1407 Broadway will be one of the things that helps us do that.”

Main Street Hub offers the only “do-it-for-you” marketing platform that integrates social media, web, mobile and email marketing to help local merchants get more customers and keep them coming back. The full-service CRM helps merchants spread word of mouth, extend their customer service, and manage their online reputation.

Located between 38th and 39th streets, 1407 Broadway sits at the epicenter of an area that is undergoing a rebirth, with the creation of the Broadway Pedestrian Zone, the continued unfolding of the “new” Times Square and the revitalization of Bryant Park. With Midtown South’s average asking rent now at a record high, 1407 Broadway is poised to draw tenants seeking large floor plates, exceptional infrastructure and a loft environment—of special appeal to the creative and tech industries. In addition, its new, 21st century face on the street—added to its convenient location and access to major transportation hubs—positions 1407 Broadway to attract even more world-class fashion retailers, as well as tenants across industries. The 13,000-square-foot floor plates of The Tower (floors 23 – 42) and base floors ranging in size from 40,000 to 50,000 square feet will meet the unique needs of contemporary office tenants.

About The Lightstone Group

The Lightstone Group, founded in 1988, is a privately held real estate company with one of the most diversified real estate portfolios in the United States. Today, Lightstone’s portfolio consists of more than 11,000 multifamily units, 8.1 million square feet of office, hotel, retail and industrial assets, and 12,000 fully-improved residential lots throughout the United States. Lightstone and its affiliates have been one of the largest developers of outlet shopping centers in the United States over the last 10 years. The company has owned, managed and developed 25 outlet centers totaling more than 8 million square feet. Lightstone is one of the most active residential developers in New York City with more than $1 billion of residential and hospitality projects under development.

For more information, visit www.lightstonegroup.com.

About Main Street Hub

Main Street Hub is the voice for more local businesses than any other company. The company offers the only “do-it-for-you” marketing platform that integrates social media, web, mobile and email marketing to help merchants get more customers and keep them coming back. The full-service CRM helps merchants spread word of mouth, extend their customer service, and manage their online reputation.

The company was founded in 2010 by Andrew Allison and Matt Stuart while they were completing their graduate degrees at Stanford University. It is headquartered in Austin, TX and has offices in San Francisco, New York and Los Angeles. It currently has nearly 3,000 local business customers and has crafted more than 1 million messages across social media, customer landing pages and email.

For more information, visit http://www.mainstreethub.com.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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